** This Exhibit contains confidential material that has been omitted pursuant to a Confidential Treatment
    Request. The omitted information has been filed separately with the Securities and Exchange Commission.


           REVISED MINING LEASE AND OPTION TO PURCHASE


      This Revised Mining Lease and Option to Purchase ("Revised Lease Agreement") made this 1st day of April 2003 (the "Effective Date"), between Kaibab Industries, Inc., an Arizona corporation ("Kaibab Industries" or "Lessor") of 4602 E. Thomas Road, Phoenix, Arizona 85018, as Lessor and Unico, Incorporated, an Arizona corporation ("Unico" or "Lessee") of PO Box 777, Magalia, California 95954, as Lessee.

      WHEREAS, Kaibab Industries is the owner of certain mining claims more fully described below (the "Claims");

      WHEREAS, Kaibab Industries and Unico entered into that original Mining Lease and Option to Purchase dated July 20, 2001 (the "Original Lease Agreement") affecting the Claims and now wish to amend and revise said Original Lease Agreement;

      THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

      1. Property Leased and Purchase Option. In consideration of the covenants and agreements hereinafter expressed to be kept and performed by Unico, Kaibab Industries hereby leases to Unico the following premises located in Garfield County, State of Utah consisting of patented mining claims and mill sites (if any):

      The patented mining claims in the Henry Mountain Mining District in Garfield County, State of Utah, all of U.S. Survey #3002, Mineral Entry #2103, consisting of the following: El Padre, Cuprum, Stevenite, Coney, Bromide Lodes, and the Triume Placer, containing 83.34, acres and more particularly described in the Deed Record Book "B" at Pages 215-220 of the records of the Office of the County Recorder of Garfield County, Utah, together with any interest of Kaibab Industries in any unpatented BLM mining claims located within a two (2) mile radius of said patented mining claims (collectively the "Leased Premises").

      As additional consideration for the commitments of Lessee found herein, Lessor hereby grants to Lessee an option to purchase all of the Claims and mill sites (if any) as described herein (including all dumps, if any), commencing with the Effective Date of this Revised Lease Agreement and continuing thereafter for a period of two years. The option exercise price
shall be   ** .  Any net smelter returns paid by Unico to Kaibab Industries pursuant to section 3 shall not be counted as part of the purchase price. Upon exercise of the purchase option and payment therefore in cash or certified funds, Lessor shall convey good and marketable title to the above described Leased Premises to Lessee, free and clear of any liens, encumbrances, overriding royalties, carried interests or other interests, except such as may have arisen on account of Lessee's operation and lease of the Leased Premises. Upon exercise of this purchase option and payment of all amounts due hereunder by Lessee, this Revised Lease Agreement and all rights of either party thereto shall be extinguished and Lessee shall become the fee title owner of the above described Leased Premises.

      Lessee shall give Lessor at least 10 days advance written notice of its intention to exercise the purchase option.

      Lessor has furnished Lessee with copies of (or at its option made available for copying by Lessee) all maps, drawings, reports and any available mine history, showing the location of drill holes, drifts driven, stockpiles, blocked out reserves, probable and or possible reserve estimates, assays, assay reports, development and other data, as is reasonably available to Lessor. Lessee agrees to return any and all such information to Lessor as soon as copied or within 30 days. Lessor has furnished Lessee copies of drilling reports on the property at the time of signing of the Original Lease Agreement, which shall be returned to Lessor as provided above. At any termination of this Revised Lease Agreement, Lessee agrees to furnish any similar data or information as to its development of the Claims to Lessor on the same basis. Lessee agrees to accept the property "as is" and to indemnify and hold Lessor harmless for any damages incurred by Lessor arising out of damage to property or the personal injury or death of the employees or agents of Lessee, or any other person where such damage arises on account of or in connection with the use, operation or development of the property by Lessee.

     Lessee shall carry at its own cost a combined single limit commercial general liability form policy of insurance in the amount of at lease ONE MILLION DOLLARS ($1,000,000.00) indemnifying and holding Lessor and Lessee harmless from and against all claims for injuries and death sustained by persons or damage to property on the Leased Premises. Lessee will also pay for property casualty insurance insuring the improvements on the Leased Premises in an amount sufficient to repair or replace the buildings and improvements on the Leased Premises, if destroyed or damaged. Lessee will provide Lessor with proper certificate documentation providing evidence that Lessee has obtained all required insurance coverage, including but not limited to Worker's Compensation insurance for its employees and business. Such insurance policies shall name Lessor as an additional insured, shall provide for thirty (30) days notice to Lessor before cancellation, and such policies or certificates thereof shall be delivered to Lessor by April 30, 2003.

      Lessor agrees, warrants and represents that its board of directors has taken all action necessary to enter into this Revised Lease Agreement and that shareholder approval of this Revised Lease Agreement is not necessary. Lessor further agrees, warrants and represents that neither the execution of this document nor the exercise of the purchase option by Lessee would result in the disposition of all or substantially all of the assets of Lessor so as to require shareholder approval under applicable state law. Further, Lessor agrees, warrants and represents that in the event any shareholder of Lessor threatens to contest or contests, by court action or otherwise, the grant or validity of the Lease Agreement or the grant, validity or exercise of the purchase option thereunder, in any manner, that Lessor will indemnify and hold harmless Lessee from any and all damages, costs and attorneys fees it may suffer as a result of such contest and Lessor agrees to use its best efforts to obtain any shareholder approval or consent which may be determined to be required.

      2. Term; Assignment. Unico shall hold the Leased Premises for the purpose of mining all kinds of minerals and ores for a period of two (2) years from the date of this Revised Lease Agreement (the "Effective Date" ), unless the Revised Lease Agreement is sooner terminated under any provision contained herein. Each party, with the prior written consent of the other, which consent shall not be unreasonably withheld, shall have the power to assign or sublet this Revised Lease Agreement or any interest hereunder. Notwithstanding the Effective Date, Unico shall have reasonable access to the Leased Premises prior to the Effective Date to prepare work plans and complete preliminary preparations.

      3. Duties of Lessee; Payments to Kaibab Industries. Unico agrees to perform all work in a thorough and workmanlike manner, to keep underground workings securely timbered, drained, and clear of loose rock and rubbish, to properly dispose of loose rock outside the mine, to comply with all mining and environmental laws, rules and regulations, to keep accurate accounts, to render necessary statements to Kaibab Industries on a monthly basis showing the amount and character of production, and to pay to Kaibab Industries, or its designated agent, as rental for the leased Claims, a five percent (5%) net smelter return upon all ore taken from the Leased Premises during the term of this Revised Lease Agreement. Net smelter return payments shall be adjusted to provide for payment of the actual cost of transportation from the mine to the receiving plant or smelter, and less any assaying, weighing, treatment and special sampling charges. Net smelter return payments by Unico shall be made to Kaibab Industries at the above address, or its designated agent or bank by the 15th of the month next succeeding the calendar month during which Unico shall have received payment for such shipment. Unico's obligation to pay net smelter return upon ore taken from the Leased Premises during the term of this Revised Lease Agreement shall survive termination or expiration of this Revised Lease Agreement. Unico shall conduct resource definition and an induced polarization geophysical survey of the property. All data gathered by Unico concerning the Property during the term of this Agreement shall be shared with Kaibab Industries within 30 days of the end of the month during which such data was produced. Unico shall carry its own worker's compensation and liability insurance.

      4. Mine Plan and Minimum Production Requirements. Unico agrees to implement, during the term of this Revised Lease Agreement, the Proposed Mine Plan dated October, 2002 by W. Dan Proctor for the Bromide Basin Mines (the "Mine Plan"). Unico's activities, pursuant to the Mine Plan, shall be limited to underground mining of the present working improvements at the Bromide, Cresent Creek and Kimball & Turner Claims. No new adit shall be driven at the Kimball & Turner Claim without the prior written consent of Lessor. Unico agrees that there will be no surface mining or bulk mining on the Leased Premises. Unico shall conduct its activities in such a manner that no more than five (5) acres of surface area at the leased premises are disturbed. Unico shall pay any and all costs incurred by Unico or Lessor in the nature of penalties, damages, reclamation costs or other costs or expenses if five (5) or more acres of the Leased Premises surface area are disturbed. No jigging or other on site processing of ore shall occur on the Leased Premises without Lessor's prior written consent. Unico agrees to develop the mine to access the Bromide vein by extending the El Padre Tunnel during the first year (April 1st to March 31st) of the term of this Agreement. Unico agrees to produce a minimum of 2500 ounces of gold (or to pay Lessor a net smelter return equivalent to the amount that would have been paid if Unico had produced 2500 ounces of gold) during the first year, and to produce a minimum of 5000 ounces of gold during the second year, of the term of this Revised Lease Agreement

      5. Right of Access. Kaibab Industries or its designated representative shall have the right at any time and without prior notice to enter upon the Leased Premises to inspect the same and take samples therefrom, and to use the Leased Premises for non-mining activities, so long as Lessor's activities do not unreasonably disrupt or interfere with Lessee's operations on, or deny Lessee's quiet enjoyment of, the Lease Premises. Kaibab Industries or its designated representative shall have the right, upon reasonable notice, to enter upon the mill site at Unico's Deer Trail Mine (to verify that there has been no commingling of ores as described in Section 10), and Lessee will render to Lessor reasonable assistance in its power in so doing. Kaibab Industries shall also have the right, upon reasonable notice, to review and make copies of the books and records of Unico which relate to this Revised Lease Agreement.

      6. Taxes and Assessments. Unico agrees to pay when due all taxes and assessments levied against the Leased Premises on account of the production of ore under this Revised Lease Agreement. All assessment work shall be performed and affidavits of labor recorded by Lessee in due time as may be required by law, with copies provided to Lessor at the time any such documents are recorded. To the extent that Lessee's operating expenditures on the Leased Premises exceed the minimum required to qualify for assessment work on any unpatented claims (if any) included in the Leased Premises, the excess may be reported by Lessor to qualify as assessment work on its contiguous unpatented claims (if any) as permitted by law.

      7. Default by Lessee. Unico agrees that in case of its failure in any substantial respect to keep and fulfill any one or more of the covenants or agreements herein or its failure to pay any net smelter returns due Kaibab Industries, or payments due on that Equipment Purchase Agreement between the parties dated April 1, 2003, Lessor may declare Lessee to be in default. Upon any default by Lessee, Lessor shall give Lessee written notice of such default and Lessee shall have thirty days (30 days) thereafter to correct such default. In the event said default remains uncorrected after said thirty (30) days, this Revised Lease Agreement shall terminate. Upon expiration or termination of this Revised Lease Agreement, for any reason other than the exercise of the purchase option by Lessee, Lessee shall have a period of 30 days in which to remove any and all of its own mining equipment being used in operating the Leased Premises or transporting ore from such operations;
Lessee shall post any required reclamation bond and complete any and all reclamation activities required by federal, state or local law within said 30 days, or as soon thereafter as possible; and Lessee agrees to surrender and deliver to Lessor quiet and peaceable possession of the Leased Premises.

      In the event that a default occurs due to Lessee's failure to pay to Lessor any net smelter returns due to the Lessor, then Lessee shall continue to be liable to pay all delinquent net smelter returns to Lessor, regardless of whether Lessor terminates this Lease.

      In the event that a default occurs due to Lessee's failure to meet the minimum production requirements specified in Section 4 of this Revised Lease Agreement, then Lessor's exclusive remedy shall be to terminate this Revised Lease Agreement. In no event shall Lessee be required to pay to Lessor the value of any net smelter returns that Lessor would have received if the minimum production requirements had been met, or any other damages due to Lessee's failure to meet minimum production requirements.

      8. Successors and Assigns. All covenants and agreements contained herein shall extend to and be binding upon the heirs, legal representatives, successors, and assigns of the parties.

      9. Termination. Lessee may, at any time, surrender and terminate this Revised Lease Agreement upon giving to Lessor sixty (60) days notice in writing and paying all net smelter returns owing through the effective date of termination. The parties may also terminate this Revised Lease Agreement by mutual agreement. This Revised Lease Agreement shall terminate two (2) years from the Effective Date or upon exercise of the purchase option and payment of the purchase price by Lessee. Lessor may terminate this Revised Lease Agreement as described in paragraph 7 above or otherwise as permitted by law. If this Revised Lease Agreement is terminated for any reason other than Lessee's exercise of the option granted herein, Lessee shall record a release of the Notice of Interest in a form satisfactory to Lessor. Should Lessee fail to record the release as herein required, Lessee hereby appoints Lessor as Lessee's attorney-in-fact to execute and record such release of Notice of Interest, and the execution and recordation by Lessor of the release of Notice of Interest shall have the same validity and effect as if said document had been executed and recorded by Lessee.

      In the event Lessee acquires any interest in any other claims located within one mile of the Leased Premises ("Nearby Claims") during the term of this Revised Lease Agreement, and in the event Lessee does not exercise the purchase option described in Section 1, then upon the termination of this Revised Lease Agreement, Lessee's interest in all such Nearby Claims shall be transferred to Lessor without Lessor being required to make any payments to Lessee therefor.

      10. No Commingling of Ores. Unico agrees to keep all of the ore removed from the Leased Premises separate from ore removed from the Deer Trail Mine and all other mines that may be operated by Unico to the future. Unico will take steps to assure that there is no commingling of ores, so that Unico's performance under this Revised Lease Agreement can be accurately measured and any amounts to become due and owing to Kaibab Industries under this Revised Lease Agreement in the future can be accurately computed.

      11. Compliance with Laws. All operations of Lessee shall be conducted so as to comply with the laws of the State of Utah and with all statutes, rules, regulations, orders, and requirements of federal authorities and Lessee agrees to indemnify and hold harmless Lessor for any obligations, liens or similar liabilities arising as a result of the operations of Lessee and constituting a lien or obligation against the Leased Premises. The parties understand and agree that the mine is an underground mine and that no significant reclamation of the mine site is anticipated following normal mining procedures on the Claims. Lessor is not aware of any notice of non-compliance from any governmental agency regarding the property. Each party to this Revised Lease Agreement shall be responsible for any environmental, pollution, reclamation or aesthetic requirements or liability legitimately made or assessed by a governmental entity attributable to each party's respective period of occupancy and operation of the Claims. To the extent permitted by law, Lessee shall be entitled to any depletion allowance on the property as a result of its mining activities. If Lessee exercises its option to purchase, Lessee shall be responsible for any environmental, pollution, reclamation, or aesthetic requirements related to the property, which arise on or after the Effective Date of the Original Lease Agreement, and Lessee shall defend and hold Lessor harmless from and against any claim, liability or expense, including assessment or remediation costs, arising out of any such environmental, pollution, reclamation, or aesthetic requirements.

      12. Force Majeure. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, civil disorder, inability to procure materials, restrictive governmental laws or regulations or other cause without fault and beyond the control of the party obligated (financial inability excepted), performance of such act shall be excused for the period of delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this Paragraph 12 shall excuse Lessee from the prompt payment of any amount due hereunder, and the term of this Revised Lease Agreement shall not be extended by any such delay.

      13. Entire Agreement; Governing Law. This Revised Lease Agreement replaces and supercedes that Original Lease Agreement between the parties dated July 20, 2001. This Revised Lease Agreement contains the entire agreement between the parties hereto and any amendments thereto shall be in writing. This Revised Lease Agreement shall be governed and construed under the laws of the State of Utah.



      EXECUTED as of the date first above written.

LESSEE:                                LESSOR:
UNICO, INCORPORATED                    KAIBAB INDUSTRIES, INC.


By: /s/ Ray C Brown                    By: /s/ Gordon Whiting

Its: CEO                               Its: President